Exhibit 7(o)


JANUS
100 FILLMORE STREET
DENVER, COLORADO 80206-4928
PH:  303-333-3863
http://www.JanusFunds.com

                                LETTER AGREEMENT

September 14, 1998


Mr. Donald DeMarco
Vice President
State Street Bank and Trust Company
One Heritage Drive
Mutual Fund Services, P2N
North Quincy, Massachusetts 02171

Dear Mr. DeMarco:

Please be advised that Janus Investment Fund (the "Trust") has established Janus Global Technology Fund as a new series of the Trust. Pursuant to Section 16 of the Custodian Contract dated July 31, 1986, as amended, between the Trust and State Street Bank and Trust Company ("State Street"), the Trust requests confirmation that State Street will act as custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND



By:_______________________________
      Kelley Abbott Howes
      Assistant Vice President

STATE STREET BANK AND TRUST COMPANY



By:________________________________


Agreed to this 14th day of September, 1998

cc:  Glenn O'Flaherty
     Sue Vreeland